Exhibit 99.1

AerSale® Successfully Completes Certification Flight Testing for the AerAware™ Enhanced Flight Vision System (EFVS)

Coral Gables, Florida – August 21, 2023 – AerSale Corporation (NASDAQ: ASLE) (the “Company”), a leading provider of aviation products and services, announced today that it has successfully completed all certification flight testing for AerAware™, its Enhanced Flight Vision System (EFVS), in coordination with the U.S. Federal Aviation Administration (FAA).

Prior to the completion of the final test flight, the FAA approved all modifications to the system and the Company successfully completed its fifth set of test flights on August 19, 2023, which when added to the first four set of flight tests, totaled more than 100 hours of flight time.

Nicolas Finazzo, AerSale’s Chief Executive Officer said, “We are pleased to reach this milestone in the development of AerAware, and we look forward to proceeding to Supplemental Type Certification and commercialization of the product.”

About AerAware™ EFVS

AerAware is an EFVS solution that enables commercial aircraft pilots to overcome degraded visibility situations day and night, allowing them to move in and out of airports faster, saving time and increasing operational efficiency and safety. The revolutionary system presents advanced imaging technology along with real-time aircraft primary flight systems data onto an Elbit Systems/Universal Avionics SkyLens™ Head Wearable Display (HWD). SkyLens™ enables pilots to continuously operate heads-up and monitor primary flight information while retaining situational awareness of terrain. This groundbreaking EFVS incorporates multispectral ClearVision™ camera imaging, along with 3D synthetic vision, to provide unprecedented pilot situational awareness when operating AerAware-equipped aircraft in instrument conditions. With AerAware, instrument-approach visual references are revealed significantly earlier to pilots than with natural, out-of-window viewing. This enables pilots to descend below published natural vision instrument approach minimums.

About AerSale®

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g., AerSafe™, AerTrak™, and now AerAware™).

Media:

For more information about AerSale, please visit our website:www.AerSale.com.

Follow us on: LinkedIn | Twitter | Facebook | Instagram

AerSale: Jackie Carlon

Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor:

AerSale:AersaleIR@icrinc.com

Source: AerSale Corporation